Exhibit 99.4

COMPENSATION COMMITTEE CHARTER

OF

CORPHOUSING GROUP INC.

Purpose

The purpose of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of CorpHousing Group Inc. (the “Company”) is to carry out the responsibilities delegated by the Board relating to the review and determination of executive compensation.

The primary roles of the Compensation Committee include (a) discharging the Board’s responsibilities relating to the compensation of the Company’s named executive officers (“NEOs”), (b) administering or delegating the power to administer the Company’s incentive compensation and equity-based compensation plans, and (c) if required by applicable rules and regulations, issuing a “Compensation Committee Report” to be included in the Company's annual report on Form 10-K or proxy statement, as applicable.

Membership

The Committee shall consist of no fewer than two members of the Board, except as permitted by the rules of the New York Stock Exchange (“NYSE”).

Each member of the Compensation Committee shall be independent, except as permitted by the rules of the NYSE. At least two of the Compensation Committee members shall be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Each member of the Compensation Committee shall be appointed by the Board and shall serve for such term or terms as the Board may determine or until his or her earlier resignation or death. The Board may remove any member from the Compensation Committee at any time with or without cause.

Meetings and Operations

The Board shall designate a member of the Compensation Committee as the chairperson. The chairperson shall preside at each meeting of the Compensation Committee. The chairperson shall perform such other duties as may from time to time be assigned to him or her by the Compensation Committee or the Board.

The Compensation Committee shall meet at such times as places as it deems necessary to fulfill its obligations. The Compensation Committee shall report regularly to the Board on its discussions and actions, and shall make recommendations to the Board as appropriate. The Compensation Committee shall be governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The chairperson of the Compensation Committee may establish such other rules as may from time to time be necessary or appropriate for the conduct of the business of the Compensation Committee. If at any time during the exercise of his or her duties on behalf of the Compensation Committee, a Compensation Committee member has a conflict of interest with respect to an issue subject to determination or recommendation by the Compensation Committee, such Compensation Committee member shall abstain from participation, discussion, and resolution of such issue, and the remaining members of the Compensation Committee (though less than a quorum) shall advise the Board of their recommendation on such issue. The Compensation Committee shall be able to make determinations and recommendations even if only one Compensation Committee member is free from conflicts of interest on a particular issue.

The Compensation Committee may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the Compensation Committee to attend any meetings (or a portion thereof) and to provide such pertinent information as the Compensation Committee may request, and the Compensation Committee shall meet regularly without such individuals present. In all cases the Chief Executive Officer and any other officers shall not be present at meetings at which their compensation or performance is discussed or determined.

The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Compensation Committee annually shall review its performance under this Charter and present the results of its review to the Board.

Authority and Responsibilities

The Compensation Committee has the authority, to the extent it deems appropriate, to conduct or authorize investigations into or studies of matters within the Compensation Committee’s scope of responsibilities and to retain one or more compensation consultants to assist in the evaluation of NEO or executive compensation or other matters. The Compensation Committee shall have the sole authority to select, retain and terminate any such consulting firm, to oversee the work of the firm, and to approve the firm’s fees and other retention terms. The Compensation Committee shall also have the authority, to the extent it deems necessary or appropriate, to retain legal counsel or other advisors.

In retaining compensation consultants, legal counsel or other advisors, the Compensation Committee must take into consideration factors specified in the NYSE listing rules. The Compensation Committee may retain, or receive advice from, any compensation advisor they prefer, including ones that are not independent, after considering the specified factors. The Compensation Committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.

The Compensation Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K.

The Company will provide for appropriate funding, as determined by the Compensation Committee, for payment of any such investigations or studies and the compensation to any compensation consultants, legal counsel or other advisors retained by the Compensation Committee.

The Compensation Committee shall produce the report of the Compensation Committee required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement or Annual Report on Form 10-K.

In addition to such other duties as the Board may from time to time assign, the Compensation Committee further shall:

1.	Establish, review, and approve the overall executive compensation philosophy and policies of the Company, including the establishment, if deemed appropriate, of performance-based incentives that support and reinforce the Company’s long-term strategic goals, organizational objectives, and stockholder interests.

2.	Review and approve the Company’s goals and objectives relevant to the compensation of the NEOs, annually evaluate the NEOs’ performance in light of those goals and objectives and, based on this evaluation, determine the NEOs’ compensation level, including, but not limited to, salary, bonus or bonus target levels, long and short-term incentive and equity compensation, retirement plans, and deferred compensation plans as the Compensation Committee deems appropriate. In determining the long-term incentive component of the NEOs’ compensation, the Compensation Committee shall consider, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to NEOs at comparable companies, and the awards given to the Company’s NEOs in past years. No NEO shall be present during voting and deliberations relating to such NEO’s compensation. In evaluating and determining executive compensation, the Compensation Committee shall consider the results of the most recent stockholder advisory vote on executive compensation required by Section 14A of the Exchange Act (a “Say on Pay Vote”), if the Company is then subject to the rules requiring such advisory votes.

3.	Determine the compensation of all other executive officers, including, but not limited to, salary, bonus or bonus target levels, long and short-term incentive and equity compensation, retirement plans, and deferred compensation plans, as the Compensation Committee deems appropriate. Members of senior management may report on the performance of the other executive officers of the Company and make compensation recommendations to the Compensation Committee, which will review and, as appropriate, approve the compensation recommendations.

4.	Receive and evaluate performance target goals for the senior officers and employees (other than executive officers) and review periodic reports from the NEOs as to the performance and compensation of such senior officers and employees.

5.	Administer or delegate the power to administer the Company’s incentive and equity-based compensation plans, including the grant of stock options, restricted stock, and other equity awards under such plans.

6.	Review and make recommendations to the Board with respect to the adoption of, and amendments to, incentive compensation and equity-based plans and approve for submission to the stockholders all new equity compensation plans that must be approved by stockholders pursuant to applicable law.

7.	Review and approve any annual or long-term cash bonus or incentive plans in which the executive officers of the Company may participate.

8.	Determine stock ownership guidelines for the NEOs and other executive officers and monitor compliance with such guidelines.

9.	Review and recommend to the Board for approval the frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company's proxy statement.

10.	Review and approve for the NEOs and the other executive officers of the Company any employment agreements, severance arrangements, and change in control agreements or provisions.

11.	Review and discuss with the Company’s management the Compensation Discussion and Analysis set forth in Securities and Exchange Commission Regulation S-K, Item 402, if required, and based on such review and discussion, determine whether to recommend to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s annual report or proxy statement for the annual meeting of stockholders.

12.	Oversee shareholder communications relating to executive compensation and review and make recommendations with respect to shareholder proposals related to compensation matters.

13.	To review the Company's incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

14.	To review all director compensation and benefits for service on the Board and Board committees at least once a year and to recommend any changes to the Board as necessary.

Delegation of Authority

The Compensation Committee may form and delegate authority to subcommittees of the Compensation Committee consisting of one or more members when appropriate. If at any time the Compensation Committee includes a member who is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, then a subcommittee comprised entirely of individuals who are “non-employee directors” may be formed by the Compensation Committee for the purpose of ratifying any grants of awards under any incentive or equity-based compensation plan for the purposes of complying with the exemption requirements of Rule 16b-3 of the Exchange Act; provided that any such grants shall not be contingent on such ratification.